Exhibit 11.1

MEDIWOUND LTD.

INSIDER TRADING POLICY

This document sets forth the Insider Trading Policy (the “Policy”) of MediWound Ltd. and its subsidiaries (collectively, “MediWound”). The Policy establishes the policies and procedures that govern trading by MediWound personnel in MediWound securities and securities of any other company about which such personnel learns material, nonpublic information in the course of performing his or her duties for MediWound. The Policy has been adopted by MediWound to fulfill its responsibilities as a public company under U.S. federal securities laws to prevent insider trading and to help its personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with MediWound.  Should you have any questions regarding this Policy, please contact the Company’s General Counsel (the “Stock Compliance Officer”).

IT IS IMPORTANT THAT ALL MEDIWOUND PERSONNEL REVIEW THE POLICY CAREFULLY.  NONCOMPLIANCE WITH THE POLICY IS GROUNDS FOR IMMEDIATE DISMISSAL. FAILURE TO COMPLY WITH THE POLICIES AND PROCEDURES SET FORTH BELOW ALSO CAN RESULT IN A SERIOUS VIOLATION OF U.S. FEDERAL SECURITIES LAWS, LEADING TO POTENTIAL CIVIL AND CRIMINAL PENALTIES.

I.          Scope of Policy

All directors, executive officers and other employees of MediWound, and, if designated by the Stock Compliance Officer as a covered individualsentity (1) all directors and executive officers of a joint venture in which MediWound has a financial interest (such joint venture is referred to as a “Related Company”) and (2), any consultant, or contractor, or contractual counter-party (e.g., a distributor) ofto MediWound, to the extent he, she or it possesses knowledge of nonpublic information that may be material to the Company’s financial performance, are subject to the prohibitions set forth in this Insider Trading Policy (each such person subject to the Policy is referred to as a “Covered Person”).

The restrictions imposed by the Policy apply to trading in any MediWound securities, as well as any instrument that derives its value (in whole or in part) from the price of MediWound securities, including but not limited to, puts, calls, warrants, options and convertible securities whether or not issued by MediWound (a “Derivative Security”), subject to the qualification, as provided in Part VI of this Policy, that all Covered Persons are prohibited from engaging in certain types of transactions, including short sales of (and economically equivalent transactions relating to) MediWound securities.  The restrictions imposed by the Policy also apply to trades in securities of any Related Company and any other company about which any Covered Person learns material, nonpublic information in the course of performing his or her duties for MediWound, such as securities of any company with which MediWound may be entering into or negotiating major transactions and Derivative Securities of any of such securities.

II.          Persons Subject to this Policy

Each of the policies and procedures under the Policy that is binding on a Covered Person also applies to the “Associates” of such Covered Person, which consist of: (i) any Family Member (as defined below) who resides in the household of a Covered Person; (ii) anyone else who lives in the household of a Covered Person; and (iii) any Family Member who does not live in the household of a Covered Person but whose transactions in MediWound securities or Derivative Securities are directed by or subject to the influence or control of a Covered Person (such as parents or children who consult with a Covered Person before they trade in MediWound securities or Derivative Securities).  Family Members consist of the following persons: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (or comparable co-habitation relationship), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, in each case including adoptive relationships.

This Policy applies to any entities that a Covered Person controls, including any controlled companies, corporations, partnerships or trusts, and transactions by such entities should be treated for the purposes of this Policy as if they were for the account of the Covered Person, unless the entity confirms to the reasonable satisfaction of the Stock Compliance Officer that it has implemented policies and procedures designed to prevent such Covered Person from controlling or influencing transactions by the entity involving MediWound securities or Derivative Securities while such person is in possession of material non-public information.

Situations may exist where a Covered Person has a record ownership of or beneficial interest in securities, but has no responsibility for investment decisions, such as, for example, where the investment decisions have been delegated to an investment adviser.  In such cases, this Policy is not intended to proscribe dealings in securities so long as the Covered Person has neither discussed the merits of the investment with, nor provided inside information to, the person or persons having the decision-making investment responsibility, and so long as the Covered Person does not have the contractual right to participate in such decision-making.  Similarly, this Policy does not proscribe the purchase, sale or holding of an interest in a publicly traded mutual fund, even if the fund holds or trades in MediWound securities or Derivative Securities.

As set forth in a separate Addendum to this Policy, all directors and executive officers of MediWound, and any other employees of MediWound, or employees of, or consultants or contractors to, MediWound or a Related Company or Covered Persons designated by the Stock Compliance Officer (each such person subject to the Addendum is referred to as an “Addendum Covered Person”) are required to obtain prior approval for all trades in MediWound securities or Derivative Securities and are prohibited from holding MediWound securities in a margin account or pledging MediWound securities.

III.          General Insider Trading Prohibition

Any Covered Person who possesses knowledge of any “material information” concerning MediWound that has not been disclosed to the public is prohibited from (i) trading in MediWound securities or Derivative Securities, (ii) advising others to trade or to refrain from trading in MediWound securities or Derivative Securities, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade or to refrain from trading in MediWound securities or Derivative Securities. These restrictions remain in effect until the information is fully disclosed to the public or until the information, although not disclosed, ceases to be material.

Any Covered Person who obtains, in the course of his or her employment with or engagement by MediWound, knowledge of any “material information” concerning any other company that has not been disclosed to the public is prohibited from (i) trading in securities of such other company or Derivative Securities of such other company, (ii) advising others to trade in securities of such other company or Derivative Securities of such other company, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade in securities of such other company or Derivative Securities of such other company. These restrictions remain in effect until the information is fully disclosed to the public or until the information, although not disclosed, ceases to be material.

For purposes of insider trading liability, it does not matter that delaying the transaction until the material, nonpublic information is disclosed or ceases to be material might cause the Covered Person or an Associate of a Covered Person to incur a financial loss, or whether there is some independent reason for the transaction (such as the need to raise money for an emergency expenditure). In addition, except in the limited circumstances discussed below (see “Part V – Approved Trading Plans” below), it does not matter that a Covered Person or an Associate of a Covered Person may have decided to engage in a transaction before learning of the undisclosed material information. Further, it also is irrelevant that publicly disclosed information about MediWound would, without consideration of the undisclosed material information, provide a substantial basis for engaging in the transaction. The U.S. federal securities laws do not recognize any such mitigating circumstances and further, even the appearance of an improper transaction must be avoided to preserve MediWound’s reputation for adhering to the highest standards of conduct.

Material Information

In general, information is considered material as it relates to any company if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy, hold or sell securities of such company.  While this standard is not always easy to apply, any information that could be expected to affect the price of MediWound’s ordinary shares (or other MediWound security that is the subject of the transaction), whether positive or negative, should be considered material. Some examples of information that is almost always regarded as material include: significant transactions such as pending or proposed mergers, tender offers, acquisitions or dispositions; financial results and forecasts (especially earnings or losses estimates); corporate restructurings; new product or project announcements of a significant nature; significant product defects or modifications; receipt, cancellation or deferral of significant purchase orders; regulatory rulings; unanticipated changes in the level of sales, earnings or expenses or earnings that are not consistent with the consensus expectations of the investment community; material changes to previously filed financial statements; changes in auditors or auditor notification that MediWound may no longer rely on an audit report; credit rating changes; stock splits; reverse stock splits; stock dividends; changes in dividends policy; equity or debt offerings, significant borrowings, or other material financial transactions; management changes; entry into or loss of a substantial contract not in the ordinary course of business; impending bankruptcy or the existence of severe liquidity problems; and similar matters.
Any Covered Person who has questions as to the materiality of any nonpublic information is advised to contact the Stock Compliance Officer for guidance. When in doubt as to the materiality of any nonpublic information, Covered Persons should refrain from trading.

Public Disclosure

Disclosure of material information to the public generally means the disclosure of the information in a filing with the Securities and Exchange Commission (the “SEC”) (such as MediWound’s annual report on Form 20-F or current reports on Form 6-K) or otherwise released broadly to the marketplace (such as by a press release). More limited dissemination of the information, such as in a company communication to employees (even if it is to all employees generally) does not qualify as public disclosure. To ensure adequate disclosure, two full trading days should be permitted following public disclosure to allow the securities markets an opportunity to digest the news.
Tipping

Covered Persons who cannot trade in MediWound securities, Derivative Securities, securities of any other company or derivative securities of such securities, by reason of the possession of material, nonpublic information also may not either (i) disclose such information to any other person for the purpose of allowing the other person to trade in the above securities, or (ii) provide trading advice with respect to the above securities (even though the nonpublic information that provides the basis for the advice is not disclosed to the person). Any such disclosure or trading advice constitutes a violation of the U.S. federal securities laws (referred to as “tipping”) and can result in liability for both the tipper and the tippee, as well as for MediWound and supervisory personnel.

IV.          Blackout Periods

Regular Blackout Periods

There are four regular blackout periods with respect to trading per year (the “Blackout Periods”). Each Blackout Period begins at 12:01 a.m. Eastern time on the 16th day of the third month of the quarter (i.e., 12:01 a.m. Eastern time on each March 16, June 16, September 16 and December 16) and ends at 11:59 p.m. Eastern time at the close of trading on the second full trading day following the public dissemination by MediWound of its quarterly (or, in the case of the fourth quarter, annual) financial results by press release to the national wire services or by making a filing with the SEC.

Designated Blackout Periods

All Covered Persons are prohibited from trading in MediWound securities and Derivative Securities during blackout periods.  A Covered Person may not make a gift of MediWound securities or Derivative Securities, except to a Family Member, during a Blackout Period without the prior approval of the Stock Compliance Officer.
Designated Blackout Periods

Any Covered Person, at any time and from time to time, may be informed by the Stock Compliance Officer that he or she, and his or her Associates, are subject to a designated blackout period due to such person’s involvement in or knowledge of a particular matter. Covered Persons so advised are prohibited from trading in, or granting a gift of, MediWound securities or Derivative Securities until they receive further notice from the Stock Compliance Officer. The existence of a designated blackout will not be announced other than to those who are subject to it. Any Covered Person or their Associates made aware of the existence of a designated blackout period should not disclose the existence of such blackout for any reason.

IT IS IMPORTANT TO KEEP IN MIND THAT THE PROHIBITION ON TRADING ON MATERIAL, NONPUBLIC INFORMATION CONTINUES TO APPLY EVEN IF A BLACKOUT PERIOD IS NOT IN EFFECT.

V.          Approved Trading Plans

Transactions by Covered Persons and their Associates pursuant to a written trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (an “Approved Plan”) will not violate this Policy and are not subject to the Blackout Period restrictions if the following conditions are met:

•
the Stock Compliance Officer must approve the Approved Plan (or any modification thereof) prior to any transaction being completed thereunder; and, even after such approval, an Approved Plan remains subject to the Company’s right to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities under such plan at a later time;

•	The Approved Plan must comply with the requirements of the Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, including the following:

(i)	it must be a written, binding contract, instruction or plan entered into outside of a Blackout Period and at such time when the Covered Person is not in possession of material, nonpublic information;

(ii)
the Approved Plan must expressly specify the amounts, prices and dates of transactions (specifically or through a written formula, algorithm, or computer program, or a combination thereof) or confer discretionary authority on another person (who is not a Covered Person or Associate and otherwise is not in possession of material non-public information) to effect one or more purchase or sale transactions for the account of the instructing person;

(iii)	the instructing person may not exercise any subsequent influence over how, when or whether the transactions are effected; and

(iv)	the purchase or sale must occur pursuant to the Approved Plan.

•	Any Covered Person or their Associates must report to the Stock Compliance Officer (i) all transactions made pursuant to the Approved Plan and (ii) the completion or termination of the Approved Plan.

•
When entering into an Approved Plan, a director and/or officer must include in the plan a representation that such person (1) is not in possession of material, non-public information about the Company or its securities; and (2) is adopting the Approved Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

A contract, instruction or plan of the type described above will generally only be necessary for an Addendum Covered Person and should not generally be necessary for a Covered Person who is not subject to Blackout Periods (as defined in the Addendum).

In accordance with Rule 10b5-1 under the Exchange Act, an Approved Plan must meet certain additional conditions, including:

•	The plan must provide for the requisite cooling off period before transactions can commence under the plan.

•
An individual may not have more than one Approved Plan in effect at a given time, other than under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Stock Compliance Officer.

•
An Approved Plan may only be modified outside of a blackout period and, in any event, when such person does not otherwise possess material non-public information, and any such modification to (or any termination of) an Approved Plan is subject to pre-approval by the Stock Compliance Officer.

•
A discretionary Approved Plan, where the discretion or control over trading is transferred to a broker, is permitted, if pre-approved by the Stock Compliance Officer, provided that the broker is not aware of any material non-public information when interacting with the Approved Plan.

VI.          Short Sale Prohibition and Other Restricted Transaction

MediWound considers it improper and inappropriate for any Covered Person or their Associates to engage in short-term or speculative transactions in MediWound securities or in other transactions in MediWound securities that may transfer the full risks and rewards of ownership over MediWound securities. Therefore, it is MediWound’s policy that Covered Persons and their Associates may not engage, in any of the following transactions:

•
Publicly Traded Options.  A transaction in options is, in effect, a bet on the short-term movement of MediWound shares and therefore creates the appearance of trading based on inside information. Transactions in options also may focus attention on short-term performance at the expense of long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited absent prior written approval of the Stock Compliance Officer.

•
Standing Orders.  A standing order placed with a broker to sell or purchase MediWound shares at a specified price leaves the shareholder with no control over the timing of the transaction. A transaction pursuant to a standing order – which does not meet the standards of an Approved Plan – executed by the broker when the Covered Person is aware of material nonpublic information may result in unlawful insider trading. Accordingly, standing orders are prohibited during any regular or designated blackout period and at any time that the Covered Person is aware of material, non-public information.

•
Hedging Transactions.  Certain forms of hedging or monetization transactions allow Covered Persons to lock in much of the value of their MediWound securities, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the Covered Person to continue to own the covered MediWound security, but without the full risks and rewards of ownership. Such transactions may use methodologies or financial instruments including, but not limited to, short sales, puts, calls, collars, prepaid variable forward contracts and exchange funds.  When that occurs, the Covered Person may no longer have the same objectives as MediWound’s other security holders. Therefore, Covered Persons are prohibited from employing any such methodologies or using any such financial instruments with respect to a MediWound security absent prior written approval of the Stock Compliance Officer.

Any Covered Person who has questions as to whether a particular strategy would violate the Policy is advised to contact the Stock Compliance Officer.

VII.          Application of the Policy to MediWound’s Equity Incentive Plans and Bona Fide Gifts

The provisions of the Policy apply to various investment decisions concerning MediWound securities made by a Covered Person in connection with MediWound’s equity incentive plans, as are in effect from time to time.

Equity Incentive Plans

The Policy does not apply to the grant or the cash exercise of share options granted under MediWound’s equity incentive plans as in effect from time to time, and also would not apply to the delivery of shares to MediWound, or the withholding of shares by MediWound, upon exercise of such options as payment of the exercise price for such options or for tax withholding, to the extent such transactions are permissible under the equity incentive plans.  However, the delivery of MediWound shares to any third party in payment for the exercise price of a share option and/or for tax withholding, known as a “cashless” or “same-day sale” exercise, as well as any sale to a third party of MediWound shares acquired upon the exercise of a share option, is subject to the same restrictions that apply to any other sale of MediWound shares, including the Blackout Period restrictions and the Prior Approval Requirement set forth in the Addendum if the person effecting any such transaction is an Addendum Covered Person.  These restrictions also apply to any Associate who acquires a transferred stock option.

The Policy also does not apply to the award of restricted shares or restricted share units or the withholding of shares by MediWound from such restricted shares or restricted share units for tax withholding purposes. The sale of MediWound shares acquired on the date of release of such restricted shares or restricted share units to any third party (including for tax withholding purposes) is subject to the same restrictions that apply to any other sale of MediWound shares, including the Blackout Period restrictions and the Prior Approval Requirement set forth in the Addendum if the person effecting any such transaction is an Addendum Covered Person.

Gifts

A bona fide gift of MediWound securities or Derivative Securities to a Family Member is not subject to the restrictions contained in the Policy.  Except during a designated blackout period as provided in Part IV of the Policy, a bona fide gift of MediWound securities or Derivative Securities to a charitable, educational or a similar institution or to a person who is not a Family Member is not subject to the restrictions contained in the Policy; however, such a bona fide gift to a non-Family Member will require the prior approval of the Stock Compliance Officer if effected during a regular quarterly Blackout Period.  The recipient of a gift who is a Covered Person or an Associate of a Covered Person would be subject to the restrictions of this Policy in connection with any subsequent sale of the gifted securities.

VIII.        Post-Termination Transactions

The restrictions imposed by the Policy will continue to apply to a Covered Person and his or her Associates after the termination of his or her employment with or engagement by MediWound for such period of time as such Covered Person is aware of material, nonpublic information until that information has become public or is no longer material.

IX.          Reason for the Prohibition

Under the U.S. federal securities laws, it is unlawful for any director, officer or employee of, or any person otherwise associated with, a public company to trade, or to enable others to trade, in the securities of that company while in possession of material, nonpublic information. Violators may be subject to criminal prosecution and/or civil liability.

A criminal prosecution can result in a fine of up to $5 million (no matter how small the profit or even if there is a loss) and imprisonment for up to 20 years. Civil actions may be brought by a private plaintiff or the SEC. A person who has been found in a civil action brought by the SEC to have violated the prohibition on insider trading by purchasing or selling a security while in possession of material, nonpublic information, or by communicating such information to another person who engages in such trading, can be held liable for a penalty up to three times the profit gained, or the loss avoided, by the person who traded while in possession of material, nonpublic information. The SEC also has the authority to obtain a court order that bars a person who has engaged in insider trading from serving, either permanently or for a period of time, as a director or officer of a public company. There are no limits on the size of the transaction that can trigger insider trading liability. Relatively small trades have in the past occasioned civil and criminal investigations and lawsuits.

Insider trading also can generate significant adverse publicity and, as a result, cause a substantial loss of confidence in MediWound and its securities on the part of the public and the securities markets. This could have an adverse impact on the price of MediWound shares and other securities to the detriment of MediWound and its shareholders.
Remember, anyone scrutinizing your transactions in MediWound securities or Derivative Securities will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

X.          Conclusion

MediWound will strictly enforce the prohibitions against insider trading and the additional restrictions and procedures set forth in this Policy. Any Covered Person, or their Associates, of MediWound or any Related Company who is uncertain regarding the applicability of the Policy is urged to contact the Stock Compliance Officer prior to executing any sale or purchase transaction involving MediWound securities or Derivative Securities to determine if he or she may properly proceed. Directors and officers of MediWound should be particularly careful, since avoiding the appearance of engaging in share transactions on the basis of material, nonpublic information can be as important as avoiding consummating a transaction actually based on such information.

MEDIWOUND LTD.
INSIDER TRADING POLICY
ACKNOWLEDGMENT

The undersigned hereby acknowledges receipt of the attached Insider Trading Policy (the “Policy”) of MediWound Ltd. (“MediWound”) and hereby covenants that he or she will strictly comply with the Policy. The undersigned hereby agrees that if he or she is contemplating a sale or purchase transaction involving any MediWound securities or a Derivative Security (as defined in the Policy) and is unsure of the applicability of the Policy that he or she will contact the Stock Compliance Officer prior to executing the transaction to determine if he or she may properly proceed.

Directors and any executive officers should be particularly careful to avoid even the appearance of engaging in any stock transaction on the basis of material, nonpublic information, which can be as important as avoiding a transaction actually based on such information.

By:
Name:
Title:
Date:

Please acknowledge your receipt of the attached insider trading policy by dating and signing this acknowledgment and returning it to Yaron Meyer, General Counsel and Corporate Secretary at yaronm@mediwound.com.

ADDENDUM TO MEDIWOUND LTD. INSIDER TRADING POLICY
APPLICABLE TO DIRECTORS, OFFICERS AND CERTAIN DESIGNATED EMPLOYEES

In addition to compliance with the general insider trading prohibition, all directors and executive officers of MediWound, and any other employees of MediWound, or employees of, or consultants or contractors to, MediWound or Covered Persons designated by the Stock Compliance Officer  (each such person subject to the Addendum is referred to as an “Addendum Covered Person”) are required to adhere to the following additional restrictions and procedures when trading in MediWound securities and Derivative Securities. Capital terms used herein and not otherwise defined herein shall have the meaning ascribed to such term under the MediWound Ltd. Insider Trading Policy.

I.          Prior Approval Requirements

In addition to the Blackout Periods and compliance with the general prohibition on insider trading, an Addendum Covered Person must obtain the approval of the Stock Compliance Officer before effecting a trade in MediWound securities or any Derivative Security (the “Prior Approval Requirement”) (to the extent that such persons are permitted to trade in Derivative Securities consistent with the Short Sale Prohibition and Other Restricted Transactions described in Part VI). The Prior Approval Requirement also applies to Associates of the foregoing individuals.  A request form for prior approval should be submitted at least 48 hours prior to the proposed transaction date. Covered Persons who have questions regarding Prior Approval Requirement are advised to contact the Stock Compliance Officer.

II.          Margin Accounts and Pledges

An Addendum Covered Person may not hold MediWound securities in a margin account or pledge MediWound securities as collateral because a margin or foreclosure sale may occur when such Addendum Covered Person is aware of material nonpublic information or otherwise prohibited from trading in MediWound securities.  Under certain circumstances an exception may be granted for an Addendum Covered Person to pledge MediWound securities as collateral for a loan (not including margin debt) where the Addendum Covered Person clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. Any Addendum Covered Person that wishes to do so must submit a request for approval to the Stock Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge